FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement, dated as of May 10, 2005 is between Perry Odak ("Executive") and Wild Oats Markets, Inc. (the "Company").

RECITALS

A. The Executive and the Company entered into an Employment Agreement dated March 6, 2001, as amended by a First Amendment to Employment Agreement dated December 29, 2001, a Second Amendment to Employment Agreement dated June 19, 2002, and a Third Amendment to Employment Agreement dated August 12, 2002 (collectively referred to herein as the "Agreement").

B. The parties desire to amend the Agreement to modify the provisions thereof related to the payment of the Supplemental Bonus thereunder and to correct certain errors in the Agreement.

AMENDMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meaning defined in the Agreement.

2. Payments and Benefits. Section 4 is hereby amended by deleting subsection (e) in its entirety and inserting the following in substitution therefor:

"(e) Supplemental Bonus.

(i) Provided the Executive has remained in the continuous employment of the Company pursuant to this Agreement through the date upon which the occurrences under (A) or (B) below occur, the Executive shall become entitled to (and shall vest in the right to receive) a cash bonus if (A) the fair market value of the Stock, as measured by the closing stock price on NASDAQ for the preceding 120 consecutive trading days, shall equal at least $30 per share during the Term hereof, or (B) a Change in Control of the Company occurs during the Term hereof and the fair market value of the Stock, as measured by the closing stock price on NASDAQ immediately prior to the Change in Control, shall equal at least $20 per share. The amount of the cash bonus shall equal $9,273,978.31, plus an amount equal to the interest that would accrue thereon from the original date of the Agreement to the date of payment, at 5.5% per annum, compounded semi-annually, less any amounts of supplemental bonus previously paid to the Executive under this section 4(e). The cash bonus shall be paid by the Company as soon as reasonably practicable following the occurrence of the event described in clause (A) or (B) of this Subsection (e)(i).

(ii) Provided that at the time of death or disability (as defined under Section 5(b) of this Agreement) of the Executive, the Executive was then employed by the Company pursuant to the terms of the Agreement, the Company shall pay to the Executive or the Executive’s estate, as appropriate, the supplemental bonus as calculated under Section 4(e)(i) above, less any portion thereof already paid to the Executive under any subsection of this Section 4(e). The payment upon death or disability shall be made within 180 days following the death or disability of the Executive.

(iii) The Company shall make appropriate adjustments to the per share prices referred to in this subsection (e) and the number and exercise price of option shares referred to in Subsection (d) above to reflect any stock dividend, extraordinary dividend payable in a form other than stock, spin-off, stock split, reverse stock split, recapitalization, or similar transaction affecting the Company’s outstanding securities that is effected without receipt of consideration."

3. Payment Upon Certain Occurrences. Section 4 is hereby amended by adding the following as paragraph (k) thereof:

"(k) In the event that: (i) this Agreement is not renewed by the Company upon expiration of its initial term in March 2006, unless for Cause; (ii) the Executive is terminated without Cause; or (iii) this Agreement is terminated by the Executive for Good Reason, then the Company shall, within 60 days following such event, pay to the Executive $1,639,346.

4. Definition of Disability. Section 5(b)(1) is hereby amended to delete "ninety (90) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days" at the end of the subsection, and substitute therefor "365 consecutive days".

5. Full Force and Effect. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

Executed as of the date set forth above.

WILD OATS MARKETS, INC.	THE EXECUTIVE
By: /s/ Freya R. Brier Freya R. Brier, Sr. Vice President	/s/ Perry D. Odak Perry D. Odak